Filed pursuant to Rule 424(b)(3)
1933 Act File No. 333-272168

PROSPECTUS SUPPLEMENT dated October 9, 2024
(to Prospectus dated June 28, 2023, as supplemented from time to time)

EAGLE POINT INCOME COMPANY INC.

$157,000,000 of Common Stock

Up to 447,644 Shares of 7.75% Series B Term Preferred Stock due 2028

Liquidation Preference $25 per share

Up to 567,356 Shares of 8.00% Series C Term Preferred Stock due 2029

Liquidation Preference $25 per share

This prospectus supplement supplements the prospectus supplement dated May 23, 2024, or the “Supplement,” and the accompanying prospectus thereto dated June 29, 2023, or the “Base Prospectus.” The Base Prospectus and Supplement, and all supplements to or documents incorporated by reference into the Base Prospectus and Supplement, are collectively referred to as the “Prospectus.” The Prospectus relates to the offering of shares of our common stock, par value $0.001 per share; our 7.75% Series B Term Preferred Stock due 2028, par value $0.001 per share; and our 8.00% Series C Term Preferred Stock due 2029, par value $0.001 per share, each in an “at-the-market” offering pursuant to the Fourth Amended and Restated At Market Issuance Sales Agreement, dated May 23, 2024, with B. Riley Securities, Inc., or the “Sales Agreement.”

Investing in our securities involves a high degree of risk, including the risk of a substantial loss of investment. Before purchasing any shares of our common stock or preferred stock, you should read the discussion of the principal risks of investing in our securities, which are summarized in “Risk Factors” beginning on page S-15 of the Supplement and page 13 of the Base Prospectus, as well as in other documents incorporated by reference into the Prospectus.

The terms “Company,” “we,” “us” and “our” refer to Eagle Point Income Company Inc., a Delaware corporation.

UPDATE TO “AT-THE-MARKET” OFFERING

Effective as of the date of this prospectus supplement, the Company updated the amount of shares of its preferred stock to be sold pursuant to the Sales Agreement (in each case, inclusive of any shares previously sold) as follows:

•	7.75% Series B Term Preferred Stock due 2028: changed from 615,000 Shares to 447,644 Shares
•	8.00% Series C Term Preferred Stock due 2029: changed from 400,000 Shares to 567,356 Shares